Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

OF

NEW OHM LLC

This Certificate of Amendment to the Certificate of Formation, dated July 5, 2022, has been duly executed and is filed pursuant to Section 18-202 of the Delaware Limited Liability Company Act (the “Act”) to amend the Certificate of Formation filed on February 18, 2022 (the “Certificate of Formation”) of New Ohm LLC, a Delaware limited liability company (the “Company”), under the Act.

1.	The name of the Company is New Ohm LLC.

2.	The Certificate of Formation of the Company is hereby amended so that Article 1 is amended and restated in its entirety as follows:

“1.	Name. The name of the Company is: “Whiting Holdings LLC”.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation as of the date first written above.

NEW OHM LLC

By:	/s/ Daniel E. Brown
Name:	Daniel E. Brown
Title:	President and Chief Executive Officer